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                                                  EXHIBIT 10.20


                                COLTEC INDUSTRIES INC

                DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


          1. PARTICIPANTS. Any director of Coltec Industries Inc (the "Company"), other than a director which is also a salaried officer or employee of the Company or any of its subsidiaries, may elect to become a participant ("Participant") under this Plan by written notice to the Company in substantially the form attached as Exhibit A hereto ("Notice").

          2. DEFERRED COMPENSATION. Following the date on which Notice is received by the Company, a Participant may defer all or part of his/her compensation as a director for services rendered during all calendar quarters subsequent to such date (the "Deferred Amount"). In the Notice, the Participant shall indicate whether the Deferred Amount shall be credited to (i) a Share Unit Account ("Share Account"), (ii) a Cash Account ("Cash Account"), or (iii) a combination of both. Any participant may increase, reduce, suspend or reallocate between accounts future deferments by submitting an amended Notice to the Company; provided that no such Participant may make any such change more than once during any twelve (12) month period.

          3. SHARE ACCOUNTS. At the end of each calendar quarter a Participant's Share Account shall be credited with a number of units ("Share Units") equal to (i) the portion of the Deferred Amount for such quarter designated in such Notice to be credited to the Participant's Share Account divided by (ii) the closing price of the Company's Common Stock ("Stock") as reported on the New York Stock Exchange Transactions report ("NYSE") on the last trading business day immediately preceding the end of such calendar quarter.

          Whenever cash dividends are paid by the Company on outstanding Stock, there shall be credited to the Share Account additional Share Units equal to (i) the aggregate dividend that would be payable on a number of outstanding shares of Stock equal to the number of Share Units in the Share Account on the record date for the dividend divided by (ii) the closing price of the Company Stock as reported on the NYSE on the last trading business day immediately preceding the date of payment of the dividend.


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          The number of Share Units credited to a Share Account shall be adjusted as appropriate in the event of any changes in the outstanding Company Stock by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of stock or other similar corporate change.

          4. CASH ACCOUNTS. At the end of each calendar quarter a Participant's Cash Account shall be credited with the portion of the Deferred Amount for such quarter designated in the Notice to be credited to the Participant's Cash Account. A Participant's Cash Account balance at the beginning of each calendar quarter shall be credited at the end of such quarter with interest for the quarter at an annual rate equal to the sum obtained by (i) adding together the yield on ninety (90)-day Treasury Bills in effect on the last day of each of the twelve (12) preceding calendar months and (ii) dividing by twelve (12).

          5. NO ACCOUNT TRANSFER. A Participant may not transfer or convert a Share Account to a Cash Account or vice versa.

          6. DISTRIBUTIONS. Upon an election to defer, a Participant shall select from the following options the method by which the Share Account and/or Cash Account balance(s) shall be paid:

          OPTION A.      The balance(s) may be paid in one lump sum, payable on
                         the first business day of the calendar year following the year during which the Participant ceases to be a director of the Company; or

          OPTION B.      The balance(s) may be paid in up to ten (10) annual
                         installments commencing on the first business day of the calendar year following the year during which the Participant ceases to be a director of the Company.

          All payments made pursuant to this Plan shall be made in cash. The Share Units credited to a Share Account shall be converted to cash in the manner described below and credited to a Cash Account on the following date ("Valuation Date"):


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          A.   In the case of Option A, on the date of payment.

          B. In the case of Option B, on the date of the first such installment payment.

          The amount credited to the Cash Account upon such conversion shall equal (i) the Number of Share Units credited to the Share Account on the Valuation Date, multiplied by (ii) the average of the reporting closing prices of the Stock as reported on NYSE for the twenty (20) consecutive trading business days immediately preceding the Valuation Date. In the case of annual installments, the Cash Account shall continue to be credited with interest pursuant to Paragraph 4 above.

          By submitting an amended Notice to the Company, a Participant may amend the method by which distributions are made under this Paragraph 6 and Part III of the Notice; PROVIDED, HOWEVER, that such amendments may be made only with respect to future deferments.

          7. FUNDING AND PARTICIPANTS' RIGHTS. This Plan shall be non-funded. The right of any Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company.

          8. BENEFICIARY. A Participant may designate a beneficiary or beneficiaries to receive payments due under the Plan in the event of the Participant's death. Such designation must be in writing and be received by the Company prior to the Participant's death. The Participant's Share Account and/or Cash Account balance(s) shall be paid to the Participant's beneficiary or beneficiaries in a lump sum as soon as practicable after the Participant's death. Any Share Units credited to a Share Account shall be converted to cash and credited to a Cash Account in the manner described in Paragraph 6 above, in which case the Valuation Date shall be the date of the Participant's death. In the absence of an effective beneficiary designation, the Participant's Share Account and/or Cash Account balance(s) shall be paid to the Participant's estate.

          9. ASSIGNMENT. Neither the Participant, the Participant's beneficiary, nor the Participant's estate shall have any right or power to transfer, assign, pledge, encumber or


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otherwise dispose of any rights or any distributions payable hereunder and any such attempted assignment, transfer, pledge, or other conveyance shall not be recognized by the Company.

          10. AMENDMENTS OF THE PLAN. The Board of Directors of the Company may amend the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment shall divest any Participant of rights to which he/she would have been entitled if the Plan had been terminated on the effective date of such amendment.

          11. TERMINATION OF PLAN. The Board of Directors of the Company may terminate the Plan at any time. Upon termination of the Plan, distributions in respect of credits to Participants' Cash Account and/or Share Accounts as of the date of termination shall be made in the manner and at the time chosen in the Notice with respect to distributions pursuant to Paragraph 6 hereof.

          12. ADMINISTRATION AND EXPENSES. The Plan shall be administered by the Chief Executive Officer of the Company who shall be empowered to carry out the Plan and make interpretations of the Plan; provided that such interpretations shall not affect the obligations of the Company to pay Participants their Share Account and/or Cash Account balance(s).

          Costs of administration of the Plan will be paid by the Company.


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                                                   EXHIBIT A



             NOTICE OF ELECTION TO DEFER FEES UNDER COLTEC INDUSTRIES INC
                DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

             ------------------------------------------------------


     The undersigned, being a non-employee director of Coltec Industries Inc (the "Company"), hereby elects to participate in the Company's Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan") on the terms and conditions set forth in such Plan and pursuant to the specific instructions below:

     I. Percentage of Directors' Fees to be Deferred for services rendered during all calendar quarters subsequent to the date hereof. (Please list percentage of fees you wish to defer)

          A.               Annual Retainer Fee
               ------------

          B.               Board and Committee Fee
               ------------

          NOTE: The sum of fees deferred is hereinafter referred to as the "Deferred Amount".

     II. Percentage of Deferred Amount to be credited to Share Account and/or Cash Account.

          A.                Share Account
               -------------

          B.                Cash Account
               -------------

     III. Method by which Share Account and/or Cash Account Balance(s) shall be paid. (Please check one)

          A.                . One lump-sum, payable on first business day of the
               -------------
               calendar year following the year during which you cease to be a director of the Company.


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           B.                . In 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 (please circle
               -------------     -----------------------------
               one number) annual installments commencing on the first business day of the calendar year following the year during which you cease to be a director of the Company.

          NOTE: You should review the Deferred Compensation Plan for information as to how and when Share Units held in the Share Account will be converted to cash and distributed.

     IV. Designation of Beneficiary under the Deferred Compensation Plan, if any.

          Name and Address of Beneficiary:


          ---------------------------------

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          Made and executed as of this     day of           , 19  .
                                       ----        ---------    --




                                   ------------------------------

                                              Director